                                                                      EXHIBIT 21

                              LIST OF SUBSIDIARIES

Printpack Illinois, Inc.
Flexible Funding Corp.
Empaques Printpack de Mexico, S.A. de C.V.
Printpack de Mexico, S.A. de C.V.
Printpack Packaging de Mexico, S.A. de C.V.
Servicios Printpack de Mexico, S.A. de C.V.
Printpack Enterprises, Ltd.